UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 9, 2008
AMERICAN PHYSICIANS CAPITAL, INC.
(Exact Name of Registrant as Specified in its Charter)
Commission File Number 000-32057

Michigan (State of Incorporation)	38-3543910 (IRS Employer Identification No.)
1301 North Hagadorn Road, East Lansing, Michigan 48823
(Address of principal executive offices) (Zip Code)
(Registrant’s telephone number, including area code): (517) 351-1150
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 9, 2008, the Compensation Committee of American Physicians Capital, Inc. (the “Company”), adopted an amendment (the “Amendment”) to the Company’s Incentive Compensation Plan (the “Bonus Plan”) pursuant to which the Company pays annual cash bonuses based on Company performance. Cash bonuses are earned under the Bonus Plan based on a modified return on equity formula using net income determined in accordance with generally accepted accounting principles, as adjusted to exclude extraordinary items. The Amendment will limit the payment of bonuses to the Company’s executive officers in years following a fiscal year in which the Company incurs a net loss by providing that no cash bonus may be paid to such persons except to the extent that the Company subsequently has cumulative net earnings that offset such net loss. The operation of the Amendment to limit bonuses to executive officers is best illustrated by the following example:
Assumptions: The Company incurs a loss of $25 million in year 1 and has net income of $10 million in each of years 2, 3 and 4.
Outcome: Executive officers would not be entitled to a bonus in years 2 and 3 and the modified ROE-based bonus amount in year 4 would be calculated using $5 million as the net income figure (the amount by which cumulative earnings in the years following year 1 exceed the amount of the loss in year 1).
The Committee believes the limitation imposed by the Amendment better aligns executive bonuses with long term shareholder results. The Amendment was made effective as of January 1, 2008.
A summary of the Amendment (because the Amendment was not adopted in written form) is attached as Exhibit 10.53 to this report and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.
10.53	Summary of Amendment No. 2, dated May 9, 2008, to the Incentive Compensation Plan as of March 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
May 15, 2008

AMERICAN PHYSICIANS CAPITAL, INC. (Registrant)
By:	/s/ R. KEVIN CLINTON
R. Kevin Clinton
President and Chief Executive Officer

INDEX OF EXHIBITS

Exhibit No.	Description

10.53	Summary of Amendment No. 2, dated May 9, 2008, to the Incentive Compensation Plan as of March 2007